Contact:
Assaf Ran, CEO
Yael Shimor-Golan, CFO
(718) 520-1000
SOURCE: DAG Media, Inc.

DAG Media, Inc. announced today a change in its Board of Directors

NEW YORK, December 5, 2005 /PR Newswire/ -- DAG Media Inc. (Nasdaq: DAGM - news)

DAG Media, Inc. ("the Company") announced today a change in its Board of Directors. The Company announced today that Mr. Mark Alhadeff would replace Ms. Yael Shimor-Golan as a member on the Board of Directors. Mr. Mark Alhadeff is the president of Ocean 7, a prominent software development firm based in New York City. Mr. Alhadeff was also appointed as a director of DAG Interactive Inc., DAG Media’s new subsidiary in which Ocean 7 owns a 20% stake.

Ms. Yael Shimor-Golan will continue in her role as the CFO of the Company. Ms. Shimor-Golan resigned in order to maintain the Board’s composition, consisting of a majority of independent directors.

Assaf Ran, Chairman of the Board and CEO stated, “I welcome Mr. Alhadeff to our Board of Directors and I’m confident that his talent and capabilities will help leverage DAG’s experience and position in the market place”, added Mr. Ran.

DAG Media publishes and distributes Yellow Pages for domestic niche markets. We also operate several web sites that complement our directories at http://www.newyellow.com; http://www.jewishyellow.com; http://www.jewishmasterguide.com; and  http://www.theonlykosherdirectory.com

Forward-looking statements in this release are made pursuant to the “safe harbor'' provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including, without limitation, continued acceptance of the Company's products, increased levels of competition, new products introduced by competitors, changes in the rates of subscriber acquisition and retention, and other risks detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission.